Exhibit 10.3

FORM OF EMPLOYEE MATTERS AGREEMENT

by and between

INTERNATIONAL PAPER COMPANY

(“Parent”)

and

SYLVAMO CORPORATION

(“SpinCo”)

dated as of [•], 2021

i

EXHIBITS

Exhibit A. Sales Commissions Programs

SCHEDULES

Schedule 2.4. Minimum Severance Benefits for Non-Represented Employees

ii

FORM OF EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (together with all exhibits, schedules, appendices and annexes hereto, this “Agreement”), dated as of [•], 2021 is by and between International Paper Company, a New York corporation (“Parent”), and Sylvamo Corporation, a Delaware corporation (“SpinCo”) (each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE I.

WHEREAS, SpinCo is a wholly-owned, direct Subsidiary of Parent;

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to effect the Separation and the Distribution (as each such term is defined in the Separation Agreement);

WHEREAS, to effectuate the Separation and Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of [•], 2021 (the “Separation Agreement”);

WHEREAS, in addition to the matters addressed by the Separation Agreement, the Parties desire to enter into this Agreement that is an “Ancillary Agreement” under the Separation Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement and the other Ancillary Agreements under the Separation Agreement represent the integrated agreement of Parent and SpinCo relating to the Separation and Distributions, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.

“Actuarial Assumptions” means the actuarial assumptions used in connection with the most recently completed actuarial report of the accounting liabilities under the applicable Parent Pension Plan, except that, any actuarial assumption changes regarding accounting liabilities to the applicable Parent Pension Plan as a result of Parent’s actuary’s 2021 experience study will be utilized to the extent different, and the discount rate applied in determining such liabilities shall be determined as of the Interim Transfer Date.

“Affiliate” has the meaning ascribed to it in the Separation Agreement.

“Agreement” has the meaning ascribed to it in the Recitals to this Agreement

“Applicable CBA” means the Labor Agreement between International Paper Company (Ticonderoga Mill) and the United Steel Workers, Local 4-0005 and Local 4-0497, effective June 1, 2017, and incorporates, as applicable, any language required by the IP Mill Master Agreement Memorandum dated September 1, 2015 and expiring on August 31, 2023.

“Assumption Date” means the date as of which SpinCo [assumes][assumed] the obligations of the Parent under the Applicable CBA[, which shall in all events be no later than immediately prior to the Effective Time][which was September 1, 2021].

“Bargaining Units” means the bargaining units under the Applicable CBA immediately prior to the Assumption Date.

“Benefit Payments” has the meaning ascribed to it in Section 5.2(d)(ii).

“Business Day” has the meaning ascribed to it in Section 11.4.

“Business Employee” means each individual employee of Parent or a Subsidiary of Parent who (i) as of the day immediately prior to the Interim Transfer Date, was assigned to a position in which at least two-thirds of his or her services as an employee of the Parent or a Subsidiary of the Parent were devoted to or for the benefit of the SpinCo Business (including any such individual assigned to such a position who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by Parent’s Human Resources department or otherwise taken in accordance with applicable Law) or (ii) is identified by Parent or pursuant to Parent’s job posting process as the person to fulfill a position unassigned as of the day immediately prior to the Interim Transfer Date in which the person would be expected to devote at least two-thirds of his or her services as an employee of the Parent or a Subsidiary of the Parent to or for the benefit of the SpinCo Business.

“Cancelled Parent PSP Shares” has the meaning ascribed to in Section 8.1.

“Cancelled Parent Restricted Shares” has the meaning ascribed to in Section 8.2.

“COBRA” has the meaning ascribed to it in Section 6.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Effective Time” has the meaning ascribed to it in the Separation Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Employees” has the meaning set forth in Section 2.5(a)(iv).

“Final Asset Transfer” has the meaning ascribed to it in Section 5.2(d)(ii).

“Former Business Employee” means any individual who had at any time provided services in respect of the SpinCo Business or the SpinCo Assets, but (i) as of the Interim Transfer Date, is no longer actively employed by Parent or any Subsidiary or (ii) is employed by Parent or a Subsidiary, but as of the day immediately prior to the Interim Transfer Date no longer qualified as a Business Employee (and does not otherwise thereafter again become a Business Employee prior to the Effective Time).

“FSA Participants” has the meaning ascribed to it in Section 6.2(c).

“Governmental Authority” has the meaning ascribed to it in the Separation Agreement.

“Group” means either of the Parent Group or the SpinCo Group, as the context requires.

“Hourly Incentive Plans” means the Ticonderoga Gain Sharing Plan, the Sumter Sheeting Facility Gain Sharing Plan, and the Eastover Gain Sharing Plan.

“Indemnifiable Losses” means all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including, but not limited to, all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnified Party, including, but not limited to, any costs or expenses of enforcing any indemnity hereunder that are reasonably incurred.

“Indemnified Parties” has the meaning ascribed to it in Section 10.3(b).

“Indemnifying Party” means a Person that is obligated under this Agreement to provide indemnification.

“Initial Asset Transfer” has the meaning ascribed to it in Section 5.2(d)(i).

“Insured WC Claims” has the meaning ascribed to it in Section 6.4.

“Interim Transfer Date” means September 1, 2021.

“Internal Reorganization” has the meaning ascribed to it in the Separation Agreement.

“Law” has the meaning ascribed to it in the Separation Agreement.

“Layoff with Right of Recall” means any Represented Employee who has been formally laid off by any member of the Parent Group, the SpinCo Group or a Transferred Entity under circumstances that entitle such Represented Employee to a right of recall by his or her employer and whose period of eligibility for recall pursuant to the Applicable CBA has not expired, or whose right to recall has not been forfeited pursuant to the Applicable CBA, as of the Effective Time.

“Leave Employee” means any Business Employee who, as of the Effective Time, (i) is on a Leave of Absence or receiving long-term disability benefits under a Parent Plan or a SpinCo Plan and (ii) is not a Retained Employee.

“Leave Employee Commencement Date” has the meaning ascribed to it in Section 2.3(a).

“Leave of Absence” means a leave from active employment that is expected to continue following the Effective Time and that (i) was granted in accordance with the applicable policies and procedures (including, but not limited to, any policy or procedures implemented to comply with the United Services Employment and Reemployment Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act or similar state or other Law or with the Applicable CBA) of a member of the Parent Group, the SpinCo Group or a Transferred Entity or (ii) arose due to an illness or injury that results in the individual being eligible for short-term disability benefits, sickness and accident benefits or workers’ compensation under the Parent’s or SpinCo’s (as applicable) short-term disability or sickness and accident plan or state or other Law. For the avoidance of doubt, any employee who is not at work on the day of the Effective Time due to vacation, sickness or accident that has not qualified the individual for short-term disability or accident benefits, workers’ compensation or other temporary absence, but whose employment continues in accordance with the Parent Group’s or SpinCo Group’s employment policies (such as due to the use of personal days), shall be considered to be actively at work on the day of the Effective Time. Any individual who is receiving long-term disability benefits at the Effective Time shall not be considered to be on a “Leave of Absence” for purposes of this definition.

“Liabilities” means any and all obligations, benefit entitlements, losses, claims, charges, debts, demands, actions, costs and expenses (including, but not limited to, those arising under any contract, collective bargaining agreement, or plan, and administrative and related costs and expenses of any plan, program, or arrangement), of any nature whatsoever, whether absolute or contingent, vested or unvested, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Liability Event” has the meaning ascribed to it in Section 10.6(b).

“Losses” has the meaning ascribed to it in the Separation Agreement.

“Management Incentive Plan” means the International Paper Company 2021 Management Incentive Plan, as amended.

“Parent” has the meaning ascribed to it in the preamble to this Agreement.

“Parent Board” has the meaning ascribed to it in the Recitals to this Agreement.

“Parent Cancelled Share Value” shall mean the closing price of a share of the common stock of the Parent on the New York Stock Exchange on the last trading day immediately preceding the Effective Time.

“Parent FSAs” means the International Paper Company EBRA and Tax-Free Health Care Contributions Plan and the International Paper Company Tax-Free Health Care Contributions for Hourly Employees Plan.

“Parent Group” has the meaning ascribed to it in the Separation Agreement.

“Parent Hourly Savings Plan” means the International Paper Company Hourly Savings Plan.

“Parent Indemnified Parties” has the meaning ascribed to it in Section 10.3(a).

“Parent Liabilities” means all Liabilities of Parent and the Parent Subsidiaries. In no event shall the term Parent Liabilities include any Liabilities that are transferred from or otherwise cease to be Liabilities of any of Parent or any other member of the Parent Group pursuant to this Agreement, or that have, or will become, SpinCo Employee Liabilities.

“Parent Non-Qualified Pension Plan” means the International Paper Company Pension Restoration Plan for Salaried Employees.

“Parent Non-Qualified Pension Plan Liabilities” has the meaning ascribed to it in Section 5.3(b).

“Parent Non-Qualified Savings Plan” means the International Paper Company Deferred Compensation Savings Plan.

“Parent Non-Qualified Savings Plan Liabilities” has the meaning ascribed to it in Section 7.3(b).

“Parent PBO Funding Percentage” has the meaning ascribed to it in Section 5.2(g).

“Parent Pension Plans” mean the Parent Qualified Pension Plan and the Parent Non-Qualified Pension Plan.

“Parent Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, maintained or sponsored by Parent or any of its Subsidiaries or Affiliates (or any of their respective predecessors) at any time on or prior to the Effective Time for the purpose of providing compensation or benefits to any current or former employee of any such person.

“Parent Qualified Pension Plan” means the Retirement Plan of International Paper Company.

“Parent Qualified Plan Net Assets” has the meaning ascribed to it in Section 5.2(g).

“Parent Qualified Savings Plans” mean the Parent Hourly Savings Plan and the Parent Salaried Savings Plan.

“Parent Salaried Savings Plan” means the International Paper Company Salaried Savings Plan.

“Parent Savings Plans” means the Parent Qualified Savings Plans and the Parent Non-Qualified Savings Plan.

“Parent Severance Plan” means the (i) International Paper Company Salaried Employee Severance Plan and (ii) any other severance plan or policy of any member of the Parent Group applicable to Business Employees.

“Parent Subsidiaries” mean all direct and indirect Subsidiaries that are, or continue to be, Subsidiaries of Parent immediately after the Effective Time. For the avoidance of doubt, for purposes of this Agreement none of the Transferred Entities, nor any other member of the SpinCo Group, shall be a Parent Subsidiary.

“Parent Trust” has the meaning ascribed to it in Section 5.2(d)(i).

“Parent Welfare Plans” has the meaning ascribed to it in Section 6.1(a).

“Party” and “Parties” have the respective meanings ascribed to them in the preamble to this Agreement.

“Pension Plan Asset Transfer Amount” has the meaning ascribed to it in Section 5.2(b).

“Person” has the meaning ascribed to it in the Separation Agreement.

“Pro-Rated Fraction” has the meaning ascribed to it in Section 9.1.

“Pro-Rated Parent Award” has the meaning ascribed to it in Section 8.1.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Represented Employee” means any Business Employee who is a member of the Bargaining Unit.

“Restricted Employees” has the meaning ascribed to it in Section 2.5(a).

“Retained Employee” means any individual (a) who, as of the Effective Time, (i) is actively employed by, or on an approved Leave of Absence or Layoff with Right of Recall from a member of the Parent Group, or (ii) had been primarily employed in the SpinCo Business or with respect to the SpinCo Assets and (b) whose employment Parent has determined not to transfer to SpinCo or a member of the SpinCo Group.

“Sales Commission Programs” means the programs listed on Exhibit A of this Agreement.

“Separation Agreement” has the meaning ascribed to it in the fourth recital to this Agreement.

“SpinCo” has the meaning ascribed to it in the preamble to this Agreement.

“SpinCo Assets” has the meaning ascribed to it in the Separation Agreement.

“SpinCo Business” has the meaning ascribed to it in the Separation Agreement.

“SpinCo Dependents” means, with respect to any Transferred Employee, any individual who, by virtue of a relationship with the Transferred Employee, was eligible to receive benefits under the terms of any applicable Parent Pension Plan, Parent Savings Plan, or Parent Welfare Plan immediately prior to the Interim Transfer Date. For the avoidance of doubt, a SpinCo Dependent includes only those persons who then actually met the relevant plan’s requirements for eligibility for benefits (i) as a beneficiary or alternate payee, in the case of any applicable Parent Pension Plan or Parent Savings Plan, or (ii) as a dependent, in the case of any applicable Parent Welfare Plans as of the time eligibility for benefits must be determined.

“SpinCo Employee Liabilities” means the liabilities assumed by SpinCo pursuant to Section 10.1 hereof.

“SpinCo FSA” has the meaning ascribed to it in Section 6.2(c)(i).

“SpinCo Group” has the meaning ascribed to it in the Separation Agreement.

“SpinCo Indemnified Parties” has the meaning ascribed to it in Section 10.3(b).

“SpinCo Mirror Plans” means the SpinCo Qualified Pension Plan, the SpinCo Non-Qualified Pension Plan, the SpinCo Qualified Savings Plan and the SpinCo Non-Qualified Savings Plan.

“SpinCo Non-Qualified Pension Plan” has the meaning ascribed to it in Section 5.1.

“SpinCo Non-Qualified Savings Plan” has the meaning ascribed to it in Section 7.1(b).

“SpinCo PBO Funding Percentage” has the meaning ascribed to it in Section 5.2(g).

“SpinCo PBO Liabilities” has the meaning ascribed to it in Section 5.2(f).

“SpinCo Pension Plans” means the SpinCo Qualified Pension Plan and the SpinCo Non-Qualified Pension Plans.

“SpinCo Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, maintained or sponsored by any member of the SpinCo Group, including without limitation each SpinCo Mirror Plan, that provides or will provide compensation or benefits to any Transferred Employee or SpinCo Dependent.

“SpinCo Qualified Pension Plan” has the meaning ascribed to it in Section 5.1.

“SpinCo Qualified Savings Plan” has the meaning ascribed to it in Section 7.1(a).

“SpinCo Replacement Share Value” shall be an amount equal to the average of the closing prices of the SpinCo common stock on the principal exchange or national quotation system upon which such common stock is traded or listed for each of the 10 trading days commencing with and next following the Effective Time.

“SpinCo Subsidiary” means each Subsidiary of SpinCo, including with respect to periods after the Effective Time, each of the Transferred Entities.

“SpinCo Trust” has the meaning ascribed to it in Section 5.2(d)(i).

“SpinCo Welfare Plans” has the meaning ascribed to it in Section 6.2(a).

“Subsidiary” has the meaning ascribed to it in the Separation Agreement.

“Successorship Provisions” means the successorship provisions set forth in Clause F of Part II of the IP Mill Master Agreement Memorandum which forms a part of the Applicable CBA.

“Suitable Position” means, in respect of a Business Employee other than a Represented Employee, terms of employment that provide for a position which would not entitle such Business Employee to any severance benefits under the Parent Severance Plan if such Business Employee were terminated in connection with the consummation of the transactions contemplated by the Separation Agreement, or solely in the case of a Represented Employee, such terms as may be required pursuant to the terms of the Applicable CBA.

“Tax” has the meaning ascribed to it in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning ascribed to it in the Separation Agreement.

“Third-Party Claim” has the meaning ascribed to it in the Separation Agreement.

“Time-Off Benefits” has the meaning ascribed to it in Section 6.6.

“Total PBO Liabilities” has the meaning ascribed to it in Section 5.2(f).

“Transferred Employees” means (i) each Business Employee who has accepted an offer of employment with, and has become an employee of, a member of the SpinCo Group or (ii) whose employment otherwise transfers to a member of the SpinCo Group by operation of law or otherwise.

“Transferred Entities” has the meaning ascribed to it in the Separation Agreement.

“Union” means the United Steel Workers, Local 4-0005 and Local 4-0497, which represent the employees of the Bargaining Unit.

“Workers’ Compensation Claims” has the meaning ascribed to it in Section 6.4.

Section 1.2. Capitalized Terms. Any other capitalized term used and not defined herein, but defined in the Separation Agreement, shall have the meaning ascribed thereto in the Separation Agreement.

ARTICLE II.

EMPLOYEES

Section 2.1. Employees.

Prior to the Effective Time, except for (i) Retained Employees, (ii) Business Employees who are Leave Employees at the Interim Transfer Date and (iii) those Business Employees (including, where applicable, Leave Employees) whose employment transfers to a member of the SpinCo Group automatically by operation of Law, SpinCo has caused or shall cause the applicable member of the SpinCo Group to offer employment to each Business Employee in a Suitable Position. At or prior to the Effective Time, the employment of each Transferred Employee has or shall be transferred to, and each such employee has or shall become an employee of, a member of the SpinCo Group, without any interruption or cessation of employment or break in service. Except with respect to Represented Employees, an individual’s acceptance of an offer of employment from a member of the SpinCo Group shall be conclusive evidence that such offer constituted a Suitable Position. If a member of the SpinCo Group fails to offer a Business Employee (other than Retained Employee) a Suitable Position prior to the Effective Time and such Business Employee’s employment does not otherwise transfer to a member of the SpinCo Group by operation of law, such Business Employee shall be entitled to receive severance under the Parent Severance Plan applicable to such Business Employee and SpinCo shall reimburse Parent for the aggregate amount of the severance benefits payable, regardless of when payable to the affected employee, within 30 days following the Effective Time. Each Business Employee who receives and who declines an offer of a Suitable Position with a member of the SpinCo Group shall be deemed to have voluntarily resigned employment with the member of the Parent Group by which such Business Employee was employed, effective as of the Effective Time (or such earlier date as of which such Business Employee ceases to provide services to such member of the Parent Group), and for the avoidance of doubt shall not be entitled to any severance benefits from any member of the Parent Group under any Parent Severance Plan or otherwise, unless otherwise required by Law. All individuals employed by the

Parent Group at the Effective Time who are not Business Employees shall remain employees of Parent or another member of the Parent Group immediately following the Effective Time, except in the case of such an individual who accepts an offer of employment from SpinCo or an Affiliate prior to the Effective Time. Nothing in this Agreement shall, or shall be construed to, modify, alter, diminish or otherwise interfere with or supersede or override any right afforded to any Transferred Employee or any obligation imposed on any member of the SpinCo Group at or by operation of applicable Law.

Section 2.2. Termination of Employment or Benefits.

Except as otherwise expressly and specifically provided herein, (i) no provision of this Agreement or the Separation Agreement, and (ii) no actions by the Parent Group or the SpinCo Group taken in contemplation of, or in connection with, this Agreement, the Internal Reorganization or the Separation Agreement shall be construed to create any right, or accelerate any entitlement, to any compensation or benefit whatsoever on the part of any Business Employee (including any Business Employee who becomes a Transferred Employee), or to limit the ability of the SpinCo Group or the Parent Group, respectively, to administer any SpinCo Plan or Parent Plan, as applicable, in accordance with its terms and as may be expressly provided in this Agreement. Without limiting the generality of the foregoing, nothing described above in Section 2.1 or elsewhere in this Agreement shall cause any Transferred Employee to be deemed to have incurred a termination of employment or to have created any entitlement to any severance benefits or the commencement of any other benefits under any Parent Plan or the Applicable CBA, unless otherwise required by Law.

Section 2.3. Employees With Right to Return.

(a) Leave Employees. With respect to all Leave Employees receiving short-term disability benefits as of the Interim Transfer Date, except as otherwise required by applicable Law, Parent Group shall retain all obligations to provide such short-term disability benefits and other benefits for such Leave Employees while the Leave Employees continue to be eligible for short-term disability benefits under the short- term disability plans maintained by the Parent Group. The foregoing sentence shall not apply to any Leave Employee who is employed by a member of the SpinCo Group as of immediately prior to the Interim Transfer Date or whose employment automatically transfers to a member of the SpinCo Group by operation of Law, in which case the appropriate member of the SpinCo Group shall be responsible for providing such Leave Employee disability benefits and any other rights conveyed to such Transferred

Employee at applicable law. Any Business Employee who becomes a Leave Employee on or after the Interim Transfer Date shall be treated as a Transferred Employee for all purposes of this Agreement. SpinCo Group shall honor any reinstatement rights that exist for Leave Employees under applicable Law, the Applicable CBA or otherwise under the policies and practices of the Parent Group (including Business Employees who become Leave Employees on or after the Interim Transfer Date). In the event that any Leave Employee who becomes a Leave Employee prior to the Interim Transfer Date later becomes an employee of the SpinCo Group by reason of the exercise of any such reinstatement rights, from and after the date such Leave Employee commences employment with the SpinCo Group (the “Leave Employee Commencement Date”) such Leave Employee shall be afforded the same rights afforded to a Transferred Employee hereof, except that such rights shall extend solely from such Leave Employee Commencement Date and not the Effective Time. Parent and SpinCo shall in good faith take such actions as shall be necessary or appropriate to implement the provisions of this Section 2.3(a) and of the other applicable provisions of this Agreement with regard to such newly characterized Transferred Employee. Unless otherwise required by applicable law, the Applicable CBA or otherwise under the policies and practices of the Parent Group, SpinCo and its Affiliates shall have no obligation hereunder to employ or offer employment to any Leave Employee who becomes a Leave Employee prior to the Interim Transfer Date later and who is not cleared to return to work or who otherwise fails to present himself of herself for active work within twelve (12) months following the Effective Time.

(b) Reinstatement of Former Business Employees. Notwithstanding anything in this Agreement to the contrary and subject to any judicial challenge or appeal undertaken by Parent, in the event that an arbitration or judicial decision orders that a Former Business Employee whose employment terminated with the Parent Group prior to the Effective Time be reinstated to employment with back pay, Parent shall be responsible for the back pay and any other pre-reinstatement monetary damages or other relief awarded (including benefits-related relief), and SpinCo shall be responsible for the reinstatement of the Former Business Employee in accordance with the terms and conditions of the decision. Upon any such reinstatement, such Former Business Employee shall become a Transferred Employee, SpinCo shall have the obligations in respect of such Former Business Employee that it has to Transferred Employees generally and Parent and SpinCo shall in good faith take such actions as shall be necessary or appropriate to implement the provisions of this Section 2.3(b) and of the Agreement with regard to such newly characterized Transferred Employee.

Section 2.4. No Right to Continued Employment.

Subject to the Applicable CBA and applicable Law, nothing contained in this Agreement shall confer on any employee of any member of the Parent Group or any Transferred Employee any right to continued employment. Except as specifically provided in this Section 2.4, the Applicable CBA, or Section 3.1(a) or 4.1, this Agreement shall not limit the ability of SpinCo to change, at any time after the Effective Time and in its sole discretion, a Transferred Employee’s position, compensation or benefits for performance-related, business or any other reasons or require any member of the SpinCo Group to continue the employment of a Transferred Employee for any particular period of time after the Effective Time, provided that SpinCo shall bear all liability for any such termination of employment (including a termination of employment of a Leave Employee resulting from job or position elimination). With respect to any such terminations of employment of (a) any Transferred Employee occurring prior to the first anniversary of the Effective Time or (b) any Leave Employee occurring within the period in which such Leave Employee would have been entitled to severance or termination benefits under the policies and practices of the Parent Group, SpinCo shall provide to such terminated Transferred Employees or Leave Employees (in each case other than a Represented Employee) severance and termination benefits no less favorable in the aggregate than the severance and termination benefits that are described on Schedule 2.4 to this Agreement. For the avoidance of doubt, each Transferred Employee shall receive full credit for years of service with the Parent Group for purposes of calculating the amount of severance payable to any such Transferred Employee under any applicable plan, program or arrangement sponsored or maintained by the applicable member of the SpinCo Group, such that, to the extent service, compensation or other factors are taken into account under the terms of such plan, program or arrangement, the Transferred Employee’s entitlement to severance shall be calculated taking into account all service, all compensation, and all other factors that, as of the Interim Transfer Date or the date on which the Effective Time occurs, as applicable, would have been taken into account under any Parent Plan providing severance benefits applicable to such Transferred Employee had such Transferred Employee’s employment been terminated immediately before the Interim Transfer Date or the date on which the Effective Time occurs, as applicable.

Section 2.5. Non-Solicitation; Non-Hire.

(a) Non-Solicitation. Each of Parent and SpinCo agrees that, for a period of eighteen (18) months from the Effective Time, it shall not, and shall cause each member in its respective Group to not, solicit for employment any individual who is an employee of a member of the other Group as of immediately prior to the Effective Time (“Restricted Employees”); provided that the foregoing restrictions shall not apply:

(i) to any Restricted Employee who responds to general solicitations not targeted at the Restricted Employees,

(ii) to any Restricted Employee who is hired pursuant to the application of internal job posting policies and practices at the Parent Group, where the posting of the position occurred prior to the Effective Time;

(iii) to any Restricted Employee whose employment was involuntarily terminated by the employing Party in a severance-qualifying termination before the employment discussions with the soliciting Party commenced;

(iv) to any Restricted Employee whose prospective employment by the soliciting Party is agreed to in writing by the employing Party, or in the case of a Restricted Employee who is not currently employed, the Party who last employed Restricted Employee (the employees referenced in each of clauses (i)-(iv) above, the “Excluded Employees”);

(v) to any Restricted Employee located in a jurisdiction where adherence to such restriction would violate applicable Law.

(b) Non-Hire. Each of Parent and SpinCo agrees that, for a period of eighteen (18) months from the Interim Transfer Date, it shall not, and shall cause each member in its respective Group not to, hire any person who at any time (i) during the six months prior to the Effective Time, or (ii) during the 18 month period after the Interim Transfer Date, was an employee of any member of the other Group; provided that the foregoing restrictions shall not apply (i) to the hire of an Excluded Employee, (ii) to the hire of any employee whose hire is agreed to in writing by Parent and SpinCo or (iii) to any Restricted Employee located in any jurisdiction where adherence to such restriction would violate applicable Law.

(c) Transferred Employees. Subject to Section 2.5(b), nothing in this Section 2.5 shall preclude any member of the SpinCo Group from hiring any Business Employees in accordance with the provisions of this Agreement.

(d) Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the employing Party or employing Group member from any breach by another Party or member of another Party’s Group of the obligations set forth in this Section 2.5 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 2.5, including monetary damages, would therefore be inadequate compensation for any loss and the employing Party or employing Group member shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 2.5, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 2.5 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 2.5 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 2.5 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.

Section 2.6. Certain Tax Matters.

With respect to compensation payable by Parent in 2021, including salary payable through the day prior to the Interim Transfer Date and any bonus payable pursuant to Section 9.1, Parent shall, and shall cause its Affiliates to (i) be responsible for all employment, payroll, social security, disability, unemployment, workers’ compensation or other similar Taxes, tax withholding or similar obligations, and all reporting obligations, in each case in respect of Transferred Employees, and (ii) furnish a Form W-2 or similar earnings statement to all Transferred Employees employed in the United States and, to the extent applicable, shall furnish similar earnings statements to non-U.S. Transferred Employees in accordance with Law. With respect to compensation payable by SpinCo in 2021 or thereafter, including salary payable from and after the Interim Transfer Date, SpinCo shall, and shall cause its Affiliates to (x) be responsible for all employment, payroll, social security, disability, unemployment, workers’ compensation or other similar Taxes, tax withholding or similar obligations, and all reporting obligations, in each case in respect of Transferred Employees and (y) furnish a Form W-2 or similar earnings statement to all Transferred Employees employed in the United States and, to the extent applicable, shall furnish similar earnings statements to non-U.S. Transferred Employees in accordance with Law.

Section 2.7. Work Visas.

With respect to each Transferred Employee who requires a work visa under applicable immigration Laws in order to obtain and maintain employment with the applicable member of the SpinCo Group, the Parties acknowledge and agree that the member of the SpinCo Group that employs each such individual from and following the Interim Transfer Date (or such later date on which such person became a Transferred Employee) is, to the extent applicable and necessary to maintain necessary work authorizations, intended to be a successor in interest to the member of the Parent Group that employed such individual prior to the transfer of employment contemplated herein for purposes of applicable immigration Laws, including without limitation for purposes of sponsoring such Transferred Employees for his or her required work visas where applicable.

ARTICLE III.

COLLECTIVE BARGAINING AGREEMENTS AND OBLIGATIONS

Section 3.1. Assumption and Continuation of Agreements.

(a) Successor Provisions of the Applicable CBA. SpinCo hereby acknowledges that Parent has informed SpinCo of the Successorship Provisions. In accordance with such Successorship Provisions, as of the Assumption Date, Parent has caused or shall cause SpinCo, and SpinCo has agreed or agrees to assume all the obligations of the Parent under, and to be bound by, the Applicable CBA until its expiration date and to treat all the affected employees of the Bargaining Unit in accordance with the terms of the Applicable CBA. SpinCo has agreed or agrees to honor all contractual agreements regarding seniority, including provisions for lay off and recall, under the Applicable CBA and to make its hiring decisions with respect to Bargaining Unit positions according to the contractual rules that would apply as though such hiring were a decision to recall or layoff Bargaining Unit employees). It is understood and agreed that (i) SpinCo will not be required to have the same number of employees in the Bargaining Unit as the Parent had immediately prior to the Assumption Date, and (b) subject to otherwise applicable provisions of this Agreement, SpinCo may make changes in the benefit programs required by the Applicable CBA, provided that the benefits in all events continue to be substantially equivalent in the aggregate to those provided under the Applicable CBA immediately prior to the Assumption Date. So long as the Union consents to SpinCo’s assumption of the obligations of the Parent under the Applicable CBA, the Union shall be a third party beneficiary of the provisions of this Section 3.1.

(b) SpinCo Responsible as of the Assumption Date. As of the Assumption Date, any and all binding obligations arising out of, relating to or resulting from the Applicable CBA or the Parent Plans with respect to Represented Employees shall be or become solely the obligations of the SpinCo Group; provided that Parent or a Parent Plan shall be responsible for (1) all Liabilities attributable to any individual who is a Former Business Employee (except to the extent expressly provided with respect to reinstated Leave Employees in Section 2.3(a) or reinstated Former Business Employees in Section 2.3(b)).

(c) Continuation of Compensation and Benefits for Transferred Employees Who Are Represented Employees. As of the Assumption Date, SpinCo shall be responsible to, and shall, assure that the compensation, benefits, hours, terms and conditions of employment of Represented Employees shall continue to be governed by the Applicable CBA.

(d) No Limitation on Bargaining Rights. Except as expressly provided in the Applicable CBA, nothing in this Article III or elsewhere in this Agreement shall preclude SpinCo or, as applicable, any member of the SpinCo Group from bargaining in good faith, after the Assumption Date or the Effective Time, with the Union representing those Represented Employees.

ARTICLE IV.

BENEFITS PLANS AND PROGRAMS

Section 4.1. Continuation of Compensation and Benefits for Non-Represented Transferred Employees.

With respect to Transferred Employees who are not Represented Employees, for a period of one year following the Effective Time and subject to their continued employment with SpinCo or a member of the SpinCo Group, SpinCo shall, or shall cause another member of the SpinCo Group to, (i) pay all such non-represented Transferred Employees at least the same rate of base salary as was paid to each such non-represented Transferred Employee by SpinCo or the SpinCo Group immediately prior to the Effective Time, (ii) provide annual bonus opportunities to each such non-represented

Transferred Employee at least the same target level as annual bonus opportunities made available to such non-represented Transferred Employee immediately prior to the Effective Time and (iii) provide each such non-represented Transferred Employee and, if and to the extent applicable, SpinCo Dependents eligibility for SpinCo’s or any of its Affiliates’, as applicable, employee benefit plans in accordance with their terms, as in effect as of the Effective Time (which benefits shall include, at a minimum, health insurance, a tax-qualified defined contribution retirement plan, and paid time off for sick/medical reasons and personal reasons, including vacation), or such greater benefits as may be required by applicable Law.

Section 4.2. No Participation in Parent Plans.

Effective at the Interim Transfer Date or at such later date occurring on or before the Effective Time as the applicable SpinCo Plan shall provide benefits to Transferred Employees (or persons who are expected to be Transferred Employees), (i) the participation of each member of the SpinCo Group in each of the (or the applicable) Parent Plans shall cease, and (ii) no Transferred Employee shall be entitled to receive or accrue any benefits under any such Parent Plans with respect to services rendered or compensation earned after the Effective Time (or the earlier date the Transferred Employee becomes a participant in the applicable SpinCo Plan). For the avoidance of doubt, to the extent that any Transferred Employee receives benefits pursuant to any program or arrangement established or maintained by any government or any subdivision or agency thereof, SpinCo or the appropriate member of the SpinCo Group shall assume responsibility to contribute to or otherwise participate in (and Parent and its Affiliates will cease to have any obligation to contribute or participate in) such program or arrangement as to each applicable Transferred Employee as of the Interim Transfer Date or such later date occurring before the Effective Time as of which the Transferred Employee becomes employed by any member of the SpinCo Group.

Section 4.3. Establishment of SpinCo Mirror Plans.

On or before, and effective as of no later than, the Interim Transfer Date, SpinCo shall have adopted the SpinCo Mirror Plans and the SpinCo Welfare Plans, and shall have designated the other SpinCo Plans, that shall provide benefits to the Transferred Employees in the United States. As of no later than the Interim Transfer Date, each SpinCo Mirror Plan shall provide benefits that are substantially identical in all material respects to the corresponding Parent Plan as in effect immediately prior to the Interim Transfer Date. Immediately after the Interim Transfer Date, the terms of the SpinCo Mirror Plans, as they relate to Transferred Employees who are not Represented Employees, shall be governed by Section 4.4 and SpinCo shall have all rights described under the last sentence in Section 4.5.

Section 4.4. Terms of Participation by Transferred Employees.

Except as otherwise expressly provided herein, each of the SpinCo Plans is and shall be, with respect to Transferred Employees who are participants in such plan, in all respects, the successor in interest to and shall recognize all rights and entitlements that are accrued as of the Interim Transfer Date, under the corresponding Parent Plan in which such Transferred Employee participated prior to the Interim Transfer Date or as of the Effective Time, as applicable. With respect to Transferred Employees, each SpinCo Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Interim Transfer Date or the date on which the Effective Time occurs, as applicable, were recognized under the corresponding Parent Plan (for periods immediately before the Interim Transfer Date or the date on which the Effective Time occurs, as applicable) have received or shall receive corresponding recognition and credit and have been or shall be taken into account under such SpinCo Plan to the same extent as though arising under such SpinCo Plan, except to the extent that duplication of benefits would result. All beneficiary designations made by Transferred Employees under the corresponding Parent Plans have, to the extent reasonably practicable and permitted by applicable Law, been or shall be transferred to and be in full force and effect under the corresponding SpinCo Plans until such beneficiary designations are replaced or revoked by the Transferred Employee who made the beneficiary designation. Prior to and after the Effective Time, Parent and SpinCo agree to cooperate with each other and to provide, or cause to be provided, all reasonably requested data, documents, or other information necessary to avoid such duplication of benefits, to the extent permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, where employee benefits provided to a Transferred Employee by a member of the Parent Group must be preserved or maintained pursuant to applicable Law (e.g., pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246)) or pursuant to an agreement with an employee representative body (e.g., a works council), such benefits shall be provided in accordance with such applicable Law or agreement.

Section 4.5. Right to Amend SpinCo Plans.

Subject to the Applicable CBA, nothing in this Agreement to the contrary, other than those provisions that expressly and specifically require particular benefits to be maintained after the Effective Time and, in such event, only for the period so required, shall preclude SpinCo (or, as applicable, any member of the SpinCo Group) from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect after the Effective Time any SpinCo Plan, any benefit under any SpinCo Plan or any trust, insurance policy or funding vehicle related to any SpinCo Plan.

ARTICLE V.

PENSION PLANS

Section 5.1. Establishment of Pension Plans.

SpinCo or a member of the SpinCo Group has established defined benefit pension plans for the benefit of Transferred Employees in the United States. One such plan, which is qualified under Section 401(a) of the Code, is and will be responsible for benefits of Transferred Employees who are participants and their beneficiaries in the Parent Qualified Pension Plan (the “SpinCo Qualified Pension Plan”). Another plan, which is not qualified under Section 401(a) of the Code, is and will be responsible for benefits of participants and beneficiaries in the Parent Non-Qualified Pension Plan who are Transferred Employees (the “SpinCo Non-Qualified Pension Plan”). The SpinCo Qualified Pension Plan and SpinCo Non-Qualified Pension Plan is identical in all material respects to the corresponding Parent Pension Plan in which the applicable Transferred Employees participated immediately prior to the Interim Transfer Date. SpinCo is and shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the SpinCo Qualified Pension Plan, so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.

Section 5.2. Assumption of Parent Pension Plan Liabilities and Transfer of Assets from the Parent Pension Trust.

(a) Assumption of Liabilities by SpinCo Pension Plans. Subject to clause (b) below, effective as of the Interim Transfer Date, all Liabilities under the Parent Qualified Pension Plan relating to Transferred Employees shall cease to be Liabilities of the Parent Qualified Pension Plan and shall be assumed in full and in all respects by the SpinCo Qualified Pension Plan.

(b) Calculation of Pension Plan Asset Allocation. As soon as practicable after the Interim Transfer Date, Parent’s actuary shall calculate and certify the amounts to be transferred in the aggregate from the Parent Qualified Pension Plan, which shall be equal to the amount determined in accordance with the requirements of Section 414(l) of the Code and the regulations thereunder, based on the present value of benefits in respect of all Transferred Employees) and persons entitled to receive a benefit in respect of such Transferred Employees, calculated applying the de minimis rule in the regulations promulgated under Section 414(l) of the Code (the “Pension Plan Asset Transfer Amount”).

(c) Confirmation of Calculations. As soon as reasonably practicable after the Effective Time, Parent’s actuary shall certify to SpinCo the Pension Plan Asset Transfer Amount to be transferred to the SpinCo Qualified Pension Plan. If requested by SpinCo within ten (10) days after such certification, Parent’s actuary shall provide SpinCo’s actuary with a complete computer file containing the employee data and all other relevant information used by Parent’s actuary or otherwise reasonably requested by SpinCo’s actuary as needed to confirm the Pension Plan Asset Transfer Amount. The Pension Plan Asset Transfer Amount shall become final and binding upon the Parties at the close of business on the one hundred twentieth (120th) day following Parent’s actuary’s certification to SpinCo of the Pension Plan Asset Transfer Amount, unless prior to such one hundred twentieth (120th) day SpinCo delivers a written notice to Parent stating that SpinCo believes that the calculation of the Pension Plan Asset Transfer Amount contains factual or mathematical errors or otherwise fails to comport with the Actuarial Assumptions. Any such notice shall state in reasonable detail the basis for such belief. Should SpinCo timely provide such notice, the Parties shall use their reasonable best efforts to resolve promptly any disagreements regarding such calculations. In the event that the Parties cannot resolve such disagreements, the Parties shall jointly select an independent third actuary with whom none of the Parties have a material relationship, who shall render its determination promptly (and in any case within thirty (30) days of being engaged to review the disputed matter). The third actuary’s determination shall be made in accordance with the requirements of this Section 5.2(c) and shall be binding on the Parties. The third actuary shall be required to confirm the determination of the Parent actuary unless, and solely to the extent that, the third actuary determines that (i) such determination contains factual or mathematical errors or (ii) the determination of the Parent actuary has no reasonable basis or otherwise fails to comport with the Actuarial Assumptions, in each case applying an abuse of discretion standard. In no event (except for inaccuracy of the data provided) shall the amount determined by the third actuary be more than the amount claimed by SpinCo or less than the amount shown in the calculations of Parent’s actuary. Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one half by Parent and one half by SpinCo. Any decision by the third actuary shall be treated as confidential information by the Parties, except as may be required to obtain judgment on the award or enforce performance thereof or except as disclosure may be required by law.

(d) Transfer of Assets to SpinCo Pension Trust.

(i) As soon as practicable and no more than thirty (30) days after the Effective Time, Parent shall cause to be transferred from the trust established under the Parent Qualified Pension Plan (the “Parent Trust”) to a trust established in respect of the SpinCo Qualified Pension Plan (the “SpinCo Trust”), an initial amount of assets (the “Initial Asset Transfer”). The amount of the Initial Asset Transfer shall be equal to 90% of the amount the enrolled actuary for the Parent Qualified Pension Plan determines in good faith to be the Pension Plan Asset Transfer Amount. The amount determined under the preceding sentence shall accrue interest for the period commencing as of the date on which the Effective Time falls and ending on the date the Initial Asset Transfer is received by the SpinCo Trust, at a rate equal to the discount rate that would apply for purposes of the Actuarial Assumptions as of such date.

(ii) As soon as practicable and no more than ten (10) days after the final calculation and certification of the Pension Plan Asset Transfer Amount, Parent will cause the Parent Trust to transfer to the SpinCo Trust assets in an amount equal to the Pension Plan Asset Transfer Amount with respect to the Parent Qualified Pension Plan less the sum of (A) the Initial Asset Transfer, and (B) the aggregate amount of any benefit payments (the “Benefit Payments”), if any, made by the Parent Qualified Pension Plan in respect of Transferred Employees from and after the Interim Transfer Date and prior to the time of transfer (the “Final Asset Transfer”). The amount determined under the preceding sentence shall accrue interest on the applicable amount from the Interim Transfer Date determined in the manner described in Section 5.2(d)(i) above. If the sum of the Initial Asset Transfer plus the Benefit Payments exceeds the Pension Plan Asset Transfer Amount, then the SpinCo Trust shall return such excess, which shall accrue interest determined in the manner described above from the date of the Initial Asset Transfer or the date of the Benefit Payment, as applicable, to the date of return, to the Parent Trust relating to the Parent Qualified Pension Plan.

(iii) Except as may be mutually agreed by the Parties, the Initial Asset Transfer and the Final Asset Transfer shall be made entirely in cash.

(e) To the extent that one or more Leave Employees or Former Business Employees shall become Transferred Employees pursuant to Section 2.3 after the Interim Transfer Date, as soon as practicable after the first anniversary of the Effective Time (or such later date as of which a Former Business Employee shall become a Transferred Employee), the parties shall effect a transfer of assets from the Parent Qualified Pension Plan to the SpinCo Qualified Pension Plan in respect of such newly characterized Transferred Employees, applying the principles set forth in this Section 5.2 in respect of the Pension Assets Transfer Amount in regard to such Transferred Employees’ benefits accrued under the Parent Qualified Pension Plan as of the Effective Time.

(f) At the same time as it certifies the Pension Asset Transfer Amount pursuant to Section 5.2(c), Parent’s actuary shall also calculate and inform SpinCo of (i) the aggregate amount of the liabilities under the Parent Qualified Pension Plan for all participants thereunder (the “Total PBO Liabilities”) and (ii) the aggregate amount of the liabilities in respect of the Transferred Employees under the Parent Qualified Pension Plan (the “SpinCo PBO Liabilities”), as of the Interim Transfer Date in each case using the Actuarial Assumptions but determined on a projected benefit obligation basis (and not in accordance with the provisions of Section 414(l) of the Code). If requested by SpinCo within ten (10) days after the date Parent informs SpinCo of the amount of the Total PBO Liabilities and SpinCo PBO Liabilities, Parent’s actuary shall provide SpinCo’s actuary with information used by Parent’s actuary to calculate such Liabilities. The calculation of the Total PBO Liabilities and the SpinCo PBO Liabilities shall become final and binding upon the Parties at the close of business on the one-hundredth and twentieth (120th) day following SpinCo’s receipt of Parent’s actuary’s delivery to SpinCo of the Total PBO Liabilities and the SpinCo PBO Liabilities, unless prior to such one hundred and twentieth (120th) day SpinCo delivers a written notice to Parent stating that SpinCo believes that the calculation of either the Total PBO Liabilities or the SpinCo PBO Liabilities contains factual or mathematical errors or otherwise fails to comport with the Actuarial Assumptions and states in reasonable detail the basis for such belief. In the event that SpinCo’s actuary shall deliver such a written notice to Parent, the Parties shall follow the procedures substantially identical to those set forth in Section 5.2(c) with regard to the Pension Plan Asset Transfer Amount to determine the final amount related to the Total PBO Liabilities or the SpinCo PBO Liabilities, as applicable.

(g) Once the amount of the Total PBO Liabilities and the SpinCo PBO Liabilities are final, the Parties shall then determine the percentages derived by dividing:

(i) (A) the remainder of (1) the fair market value of the assets of the Parent Qualified Plan as of the Interim Transfer Date minus (2) the final Pension Asset Transfer Amount (such remainder, the “Parent Qualified Plan Net Assets”) by (B) the remainder of (1) the Total PBO Liabilities minus (2) the SpinCo PBO Liabilities (such resulting percentage, the “Parent PBO Funding Percentage”); and

(ii) (A) the final Pension Plan Asset Transfer Amount by (B) the SpinCo PBO Liabilities (such resulting percentage, the “SpinCo PBO Funding Percentage”).

If the Parent PBO Funding Percentage exceeds the SpinCo PBO Funding Percentage, the Parent shall pay to SpinCo, within thirty (30) days after such percentages are determinable, an amount in cash equal to the amount that would be required to be added to the final Pension Plan Asset Transfer Amount to cause the SpinCo PBO Funding Percentage to equal the Parent PBO Funding Percentage. If the SpinCo PBO Funding Percentage exceeds the Parent PBO Funding Percentage, SpinCo shall pay to Parent, within thirty (30) days after such percentages are determinable, an amount in cash equal to the amount that would be required to be added to the Parent Qualified Plan Net Assets to cause the Parent PBO Funding Percentage to equal the SpinCo PBO Funding Percentage.

Section 5.3. Assumption of Liabilities Under Parent Non-Qualified Pension Plan and Payment by Parent of Accrued Liabilities.

(a) SpinCo Non-Qualified Plan to Assume Liabilities. Effective as of the Effective Time, all Liabilities under the Parent Non-Qualified Pension Plan relating to persons who are Transferred Employees shall cease to be Liabilities of the Parent Non-Qualified Pension Plan and shall be assumed in full and in all respects by the SpinCo Non-Qualified Pension Plan. SpinCo is and shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the SpinCo Non-Qualified Pension Plan and from and after the Interim Transfer Date, shall be solely responsible for all ongoing rights of or relating to such Transferred Employees for future participation in the SpinCo Non-Qualified Pension Plan.

(b) Determination of Parent Non-Qualified Pension Plan Liabilities. As soon as reasonably practicable after the Effective Time, Parent’s actuary shall certify to SpinCo the Liabilities, individually and in the aggregate, in respect of the Transferred Employees under the Parent Non-Qualified Pension Plan at the Interim Transfer Date, based on the present value of benefits in respect of each such Transferred Employees at the Interim Transfer Date (the “Parent Non-Qualified Pension Plan Liabilities”). If requested by SpinCo within ten (10) days after the date Parent certifies to SpinCo the amount of the Parent Non-Qualified Pension Plan Liabilities, Parent’s actuary shall provide SpinCo’s actuary with a complete computer file containing the employee data and all other relevant information used by Parent’s actuary or otherwise reasonably requested by SpinCo’s actuary as needed to calculate the Parent Non-Qualified Pension Plan Liabilities (including data and information related to such calculation and otherwise appropriate for SpinCo’s actuary to consider, and any other data and information reasonably requested by SpinCo’s actuary). The calculation of the Parent Non-Qualified Pension Plan Liabilities shall become final and binding upon the Parties at the close of business on the one-hundred twentieth (120th) day following Parent’s actuary’s certification to SpinCo of the Parent Non-Qualified Pension Plan Liabilities to make its determination and any additional information reasonably requested by SpinCo’s actuary, unless prior to such one hundred twentieth (120th) day SpinCo delivers a written notice to Parent stating that SpinCo believes that the calculation of the Parent Non-Qualified Pension Plan Liabilities contains factual or mathematical errors or otherwise fails to comport with the Actuarial Assumptions and states in reasonable detail the basis for such belief. In the event that SpinCo’s actuary shall deliver such a written notice to Parent, the Parties shall follow the procedures substantially identical to those set forth in Section 5.2(c) with regard to the Pension Plan Asset Transfer Amount to determine the final amount related to the Parent Non-Qualified Pension Plan Liabilities.

(c) Reimbursement Process for Parent Non-Qualified Pension Plan Liabilities. As of June 30 and January 31 each calendar year, and/or such other date or dates as may be agreed between the Parties, starting in the calendar year following the Effective Time, SpinCo shall send Parent a statement showing all distributions made in the period immediately preceding the date covered through the last statement (or from the Effective Time with respect to the first such statement) in respect of the benefits paid to all Transferred Employees under the SpinCo Non-Qualified Pension Plan, showing in adequate detail the amount of payments made in respect to each such Transferred Employee and the portion thereof attributable to such Transferred Employee’s entitlement under the Parent Non-Qualified Pension Plan Liabilities and the method for such attribution. Within 30 days of the receipt of such statement, Parent shall pay to SpinCo the amount described in Section 5.3(d), provided that, in no event shall Parent be required to pay SpinCo an amount (i) in respect of any Transferred Employee, greater than the accrued benefit of such Transferred Employee at the Interim Transfer Date taken into account in determining the Parent Non-Qualified Pension Plan Liabilities or (ii) in the aggregate greater than the amount of the Parent Non-Qualified Pension Plan Liabilities as of the Interim Transfer Date. Notwithstanding the forgoing, (x) at the sole discretion of Parent, Parent may at any time and from time to time prepay all or any portion of the aggregate amount that it would otherwise be required to pay SpinCo in respect of the Transferred Employees under this Section 5.3(c) in respect of the Parent Non-Qualified Pension Plan Liabilities, and unless Parent agrees to another offset schedule, any such prepaid amount shall be applied to offset any amounts that Parent would otherwise be required to pay hereunder as of the next semi-annual statement and each subsequent statement until fully applied to such future payments and (y) any amounts paid under the SpinCo Non-Qualified Pension Plan which SpinCo fails to include in a statement of payments that is delivered to Parent within fourteen months of the actual payment date shall no longer be subject to reimbursement by Parent under this Section 5.3(c) and shall remain the sole responsibility of SpinCo. Any payment made by Parent pursuant this Section 5.3(c) shall be made for the account of SpinCo or its Subsidiary and not for the benefit of any Transferred Employee participating in the SpinCo Non-Qualified Pension Plan, each of whom shall remain an unsecured creditor of SpinCo or its applicable Subsidiary in respect of his or her SpinCo Non-Qualified Pension Plan benefit.

(d) Reimbursement Determined on an After-Tax Basis. The amount payable by Parent pursuant to Section 5.3(c) with respect to each statement provided by SpinCo shall equal (i) the amount of the distributions made to Transferred Employees under the SpinCo Non-Qualified Pension Plan listed on the applicable statement (reduced as a result of any applicable limitations described in Section 5.3(c)), less (ii) the amount of the reduction in U.S. federal and state income Taxes payable by SpinCo as a result of the payment of such distributions. For purposes of this Section 5.3(d), the amount of the reduction in U.S. federal and state income Taxes payable by SpinCo as a result of such distributions shall be deemed to equal (x) the amount of such distributions under the SpinCo Non-Qualified Pension Plan reflected on such statement, multiplied by (y) the highest marginal U.S. federal income Tax rate applicable to U.S. corporations on the date such distributions were paid plus the applicable weighted average state income Tax rate on the date such distributions were paid.

Section 5.4. International Pension Plans.

Except as otherwise provided herein, at the Effective Time (or at any earlier date required at applicable law), SpinCo shall or shall cause another member of the SpinCo Group to assume each Parent Plan providing pension or retirement benefits to Business Employees in jurisdictions outside of the United States. Notwithstanding the foregoing, Parent shall or shall cause a member of the Parent Group to retain the liabilities to Business Employees who do not become Transferred Employees under the Parent Plans in which employees located in Italy or Spain participate as of immediately prior to the Effective Time.

Section 5.5. Continuation of Elections and Application to SpinCo Dependents.

To the extent (a) reasonably practicable and (b) that the relevant information has been made available to SpinCo, SpinCo shall cause the SpinCo Qualified Pension Plan and the SpinCo Non-Qualified Pension Plan to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding Parent Qualified Pension Plan and Parent Non-Qualified Pension Plan immediately prior to the Interim Transfer Date, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable law. To the extent applicable, the provisions of this Article V shall also apply to SpinCo Dependents. From the Effective Time, Parent shall cooperate with SpinCo to provide any reasonably requested information regarding such administrative matters.

ARTICLE VI.

HEALTH AND WELFARE

Section 6.1. Parent Health and Welfare Plans.

(a) Parent or one or more of the Parent Subsidiaries maintain or contribute to health and welfare plans. The health and welfare plans include, but are not limited to, plans providing severance and active employee health, dental, disability and life insurance benefits, for the benefit of eligible employees and certain former employees, including certain Former Business Employees who have retired as of the date of the Separation Agreement or will retire prior to the Effective Time (the “Parent Welfare Plans”). As of the Interim Transfer Date, each person who was a Transferred Employee or SpinCo Dependent on such date ceased to be covered under the Parent Welfare Plans. Parent and the Parent Welfare Plans are and shall continue to be responsible for all Liabilities relating to (i) Former Business Employees (except to the extent expressly provided with respect to reinstated Leave Employees in Section 2.3(a) or reinstated Former Business Employees in Section 2.3(b)), (ii) Retained Employees and (iii) Transferred Employees or SpinCo Dependents with respect to, in each case, (A) medical, vision, or dental plan claims in respect of services that were performed or goods provided prior to the Interim Transfer Date (or, if later, the date on which such individual becomes an employee of a member of the SpinCo Group), (B) life insurance claims in respect of deaths occurring prior to the Interim Transfer Date (or, if later, the date on which such individual becomes an employee of a member of the SpinCo Group), and (C) any payments due any Transferred Employees under the terms of a Parent disability plan with respect to any period prior to the Interim Transfer Date (or, if later, the date on which such individual becomes an employee of a member of the SpinCo Group).

(b) Except for the Parent FSA account balances described in Section 6.2(c), nothing in this Agreement shall require Parent or any other Parent Group member or any Parent Welfare Plans to transfer assets or reserves with respect to the Parent Welfare Plans, including, but not limited to, any plan providing severance, health, dental or life insurance benefits, to SpinCo, the Transferred Entities, any other member of the SpinCo Group, or the SpinCo Welfare Plans.

Section 6.2. Adoption of SpinCo Health and Welfare Plans.

(a) Establishment of Welfare Plans. From and after the Interim Transfer Date, and subject to the provisions of Section 3.1 and Section 4.1, SpinCo has maintained and shall continue to maintain or cause to be maintained health and welfare plans, which (i) with respect Transferred Employees in the United States other than Represented Employees, includes, but is not limited to, plans providing severance and active health, dental, disability and life insurance benefits that provide benefits to Transferred Employees, (ii) with respect to Represented Employees is as required pursuant to the terms of an Applicable CBA, and (iii) with respect to employees outside of the United States, is as required by Law (the “SpinCo Welfare Plans”).

(b) Terms of Participation in SpinCo Welfare Plans. From and after the Interim Transfer Date, SpinCo has caused and shall continue to cause the SpinCo Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such Transferred Employees and SpinCo Dependents other than such limitations, exclusions, and conditions that were in effect with respect to Transferred Employees and SpinCo Dependents as of the Interim Transfer Date, in each case under and in accordance with the terms of the corresponding Parent Welfare Plans and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Transferred Employees and SpinCo Dependents under and in accordance with the terms of the corresponding Parent Welfare Plans in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Parent Welfare Plans for the calendar year in which the Effective Time occurs. SpinCo has caused and shall continue to cause the SpinCo Welfare Plans to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, as were in effect under the corresponding Parent Welfare Plans, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable law. To the extent applicable, the provisions of this Section 6.2(b) shall also apply to SpinCo Dependents. From the Interim Transfer Date, Parent shall cooperate with SpinCo to provide any reasonably requested information regarding such administrative matters, to the extent permitted by applicable Law.

(c) Transfer of Parent FSA Assets. Parent will make available to SpinCo, prior to the Effective Time, a list of individuals who will become or continue to be Transferred Employees as of the Effective Time and who are participants in the Parent FSAs (the “FSA Participants”), together with the elections made prior to the Interim Transfer Date with respect to such accounts through the Interim Transfer Date.

(i) SpinCo shall take all actions necessary and legally permissible to ensure that as of the Interim Transfer Date, it has adopted one or more SpinCo Welfare Plans in which Parent FSA Participants may participate and that constitutes a Code Section 125 plan (“SpinCo FSA”). SpinCo shall further take all actions necessary and legally permissible to amend SpinCo’s FSA to provide that as of the Interim Transfer Date and for the plan year in which the Interim Transfer Date occurs, but not for any specific time thereafter, subject to any collective bargaining obligations, (A) the FSA Participants shall become participants in SpinCo’s FSA, with a deemed effective date as of the beginning of the applicable Parent FSA’s plan year and at the level of coverage provided under the applicable Parent FSA, (B) the FSA Participants’ salary reduction elections shall be taken into account for the remainder of SpinCo’s FSA plan year as if made under SpinCo’s FSA; and (C) SpinCo’s FSA shall reimburse medical expenses incurred by the FSA Participants at any time during the applicable Parent FSA’s plan year (including, but not limited to, claims incurred prior to the Effective Time but unpaid prior to the Effective Time), up to the amount of the FSA Participants’ election and reduced by amounts previously reimbursed by the applicable Parent FSA.

(ii) Parent shall take all actions necessary and legally permissible to amend each of the Parent FSAs to provide that the FSA Participants shall cease to be eligible for reimbursements from the applicable Parent FSA as of the Interim Transfer Date.

(iii) As soon as practicable following the Effective Time, Parent shall transfer to SpinCo, and SpinCo agrees to accept, those amounts (plus all related individual participant records and accountings) which represent the debit and credit balances under the Parent FSAs of the FSA Participants and the transfer of such amounts shall take into account on a net basis participants’ payroll deductions and claims paid through the Effective Time.

Section 6.3. COBRA and HIPAA.

From and after the Interim Transfer Date, SpinCo has been and shall continue to be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to Transferred Employees and any SpinCo Dependents for the period after the Interim Transfer Date. Parent will retain any Parent Liabilities under the Parent Welfare Plans to provide COBRA coverage to any Former Business Employee and any of his or her eligible dependents who incurred a qualifying event under COBRA at or prior to the Interim Transfer Date and who is still eligible to receive such continuing coverage as of or after the Interim Transfer Date.

Section 6.4. Workers’ Compensation Claims.

All Liabilities for any workers’ compensation claims or coverage, whether arising under any Law of any state, territory, or possession of the United States or the District of Columbia or otherwise (“Workers’ Compensation Claims”), made by current or former employees (including Transferred Employees) of either Party arising out of or related to the operation of the SpinCo Business (including SpinCo Discontinued Operations or SpinCo Divested Operations), which claims shall have been made not later than two years after the Effective Time, but which relate in whole or in part to injuries or occurrences arising prior to the Effective Time, shall be covered, to the extent covered under any Parent Policy, under and in accordance with the applicable provisions of such Parent Policy (“Insured WC Claims”) or, if applicable, as otherwise required at applicable Law. Except to the extent provided in the foregoing sentence, from and after the Effective Time, SpinCo or the appropriate member of the SpinCo Group shall assume and have all Liabilities for any Workers’ Compensation Claims made by current or former employees (including Transferred Employees) of either Party arising out of or related to the operation of the SpinCo Business, SpinCo Discontinued Operations or SpinCo Divested Operations, even if such claims relate in whole or in part to injuries, conditions or events arising or occurring on or prior to the Effective Time. Parent or the appropriate member of the Parent Group shall be responsible for the administration of any Insured WC Claims on behalf of all parties against which such claim is made. With regard to any Workers’ Compensation Claims that are not Insured WC Claims, each Party shall be fully responsible for the administration of all claims for which it has responsibility pursuant to the foregoing provisions of this Section 6.4. If SpinCo is unable to assume any Liability otherwise allocated to it hereunder or the administration of any such claim because of the operation of applicable state Law or for any other reason, Parent shall retain such Liabilities and SpinCo shall reimburse and otherwise fully indemnify Parent for all such Liabilities (subject to reduction for any amounts payable from insurance), including, but not limited to, the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen, and SpinCo shall enter into reasonable arrangements acceptable to Parent (such acceptance not to be unreasonably withheld) to secure the payment of such Liabilities. All reimbursement amounts shall be paid in accordance with the procedure set forth in Section 6.4. Notwithstanding anything to the contrary, this Section 6.4 shall not apply to claims arising out of Latent Injury Liabilities, which shall be governed by the Separation Agreement.

Section 6.5. Leave of Absence Programs.

From and after the Interim Transfer Date, SpinCo is and shall continue to be responsible for the administration and compliance of all leaves of absences and related programs (including, but not limited to, compliance with the United Services Employment and Reemployment Rights Act, the Family and Medical Leave Act, the Americans with Disabilities Act or similar state or other Laws or with the Applicable CBA) affecting Transferred Employees for the period at and after the Interim Transfer Date.

Section 6.6. Time-Off Benefits.

The SpinCo Group has credited and shall continue to credit each Transferred Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits (together the “Time-Off Benefits”) as such individual had with the Parent Group or the Transferred Entities as of the Interim Transfer Date (or, if later, the date on which such individual becomes an employee of a member of the SpinCo Group) and has provided and shall continue to provide such individuals with the same rights, benefits, and entitlements in respect to such Time-Off Benefits as they were entitled to from the Parent Group or the Transferred Entities as of the Interim Transfer Date (or, if later, the date on which such individual becomes an employee of a member of the SpinCo Group), provided that nothing in this Section 6.6 requires the SpinCo Group to apply the accrual rules for Time-Off Benefits of Parent Group or the Transferred Entities in effect immediately prior to the Interim Transfer Date with respect to service of Transferred Employees after the Interim Transfer Date.

ARTICLE VII.

SAVINGS PLANS

Section 7.1. Adoption of SpinCo Savings Plans.

(a) From and after the Interim Transfer Date, SpinCo has or has caused the appropriate member of the SpinCo Group to establish a defined contribution plan and corresponding trust effective as of the Interim Transfer Date for the benefit of Transferred Employees who participate in a Parent Qualified Savings Plan immediately prior to the Interim Transfer Date (the “SpinCo Qualified Savings Plan”). The SpinCo Qualified Savings Plan (i) meets and shall continue to meet all requirements of applicable Law, including, but not limited to, Section 411(d)(6) of the Code, and (ii) accept the transfer of assets from the Parent Qualified Savings Plans contemplated by Section 7.2. As of and from the Interim Transfer date, SpinCo has been and shall continue to be responsible for taking or causing to be taken all necessary, reasonable and appropriate action to establish, maintain and administer the SpinCo Qualified Savings Plan so that it qualifies under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code.

(b) From and after the Interim Transfer Date, SpinCo or a member of the SpinCo Group has established a defined contribution plan for the benefit of Transferred Employees who participated in the Parent Non-Qualified Savings Plan immediately prior to the Interim Transfer Date (the “SpinCo Non-Qualified Savings Plan”). The SpinCo Non-Qualified Savings Plan is not and shall not be qualified under Section 401(a) of the Code, and will accept the transfer of all Liabilities under the Parent Non-Qualified Savings Plan contemplated by Section 7.3.

Section 7.2. Assumption of Liabilities and Transfer of Assets With Respect to Parent Qualified Savings Plans.

(a) Effective as of the Interim Transfer Date, but subject to the asset transfer specified in Section 7.2(b) below, the SpinCo Qualified Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Transferred Employees under the Parent Hourly Savings Plan. Effective as of the Interim Transfer Date, but subject to the asset transfer specified in Section 7.2(b) below, the SpinCo Qualified Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Transferred Employees under the Parent Salaried Savings Plan. SpinCo shall be solely responsible for all ongoing rights of or relating to Transferred Employees for future participation (including, but not limited to, the right to make contributions through payroll deductions) in the SpinCo Qualified Savings Plan.

(b) As soon as practicable and no more than thirty (30) days after the Effective Time, Parent shall cause the account balances (including, but not limited to, any outstanding loan balances) in each Parent Qualified Savings Plan attributable to Transferred Employees to be transferred to the SpinCo Qualified Savings Plan in the form of (x) promissory notes, to the extent of Transferred Employees’ account balances that represent outstanding loans; (y) an in-kind transfer of securities, to the extent of Transferred Employees’ account balances that are held through the open brokerage window under a Parent Qualified Savings Plan and to the extent the SpinCo Qualified Savings Plan is capable of accepting such in-kind transfer; or (z) cash, to the extent of account balances of Transferred Employees do not represent outstanding loans of Transferred Employees or securities transferred in-kind pursuant to clause (y). SpinCo shall cause the SpinCo Qualified Savings Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the Parent Qualified Savings Plans relating to the accounts of Transferred Employees (to the extent those assets related to those accounts are actually transferred from a Parent Qualified Savings Plan). The transfers shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l) -1, and Section 208 of ERISA.

Section 7.3. Treatment of Parent Non-Qualified Savings Plan Accounts.

(a) Assumption of Liabilities under Parent Non-Qualified Savings Plan. Effective as of the Interim Transfer Date, all Liabilities under the Parent Non-Qualified Savings Plan relating to persons who are Transferred Employees shall cease to be Liabilities of the Parent Non-Qualified Savings Plan and shall be assumed in full and in all respects by the SpinCo Non-Qualified Savings Plan. SpinCo is and shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the SpinCo Non-Qualified Savings Plan and from and after the Interim Transfer Date shall be solely responsible for all ongoing rights of or relating to Transferred Employees for future participation in the SpinCo Non-Qualified Savings Plan.

(b) Determination of Parent Non-Qualified Savings Plan Liabilities. As soon as practicable after the Effective Time, Parent shall calculate and certify to SpinCo the Liabilities, individually and in the aggregate, in respect of the Transferred Employees who were participants in the Parent Non-Qualified Savings Plan at the Interim Transfer Date, based on the value of the notional account balances in respect of each such Transferred Employees as of the Interim Transfer Date (the “Parent Non-Qualified Savings Plan Liabilities”). Within ten (10) days after the date Parent certifies to SpinCo the amount of the Parent Non-Qualified Savings Plan Liabilities, Parent’s record keeper shall provide SpinCo or its record keeper with a complete computer file containing the employee data and all other relevant information used to calculate the Parent Non-Qualified Savings Plan Liabilities. The calculation of the Parent Non-Qualified Savings Plan Liabilities shall become final and binding upon the Parties at the close of business on the one hundred twentieth (120th) day following SpinCo’s receipt of such computer file, unless prior to such one hundred twentieth (120th) day SpinCo delivers a written notice to Parent stating that SpinCo believes that the calculation of the Parent Non-Qualified Savings Plan Liabilities contains factual or mathematical errors. In the event that SpinCo shall deliver such a written notice to Parent, the Parties shall follow the procedures substantially identical to those set forth in Section 5.2(c) with regard to the Pension Plan Asset Transfer Amount to determine the final amount related to the Parent Non-Qualified Savings Plan Liabilities (using such appropriate third party plan administrator rather than an actuary as the arbitrator of any unresolved dispute).

(c) Reimbursement Process for Parent Non-Qualified Savings Plan Liabilities.

As of June 30 and January 31 each calendar year, or such other times as may be agreed between the Parties, starting in the calendar year following the Effective Time, SpinCo shall send Parent a statement showing all distributions made in the immediately preceding six month period (or from the Effective Time with respect to the first such statement) in respect of the benefits paid to all Transferred Employees under the SpinCo Non-Qualified Savings Plan, showing in adequate detail the amount of payments made in respect to each such Transferred Employee. Within 30 days of the receipt of such statement, Parent shall pay to SpinCo the amount described in Section 7.3(d), provided that, in no event shall Parent be required to pay SpinCo an amount (i) in respect of any Transferred Employee, an amount greater than the notional account balances of such Transferred Employee as of the Interim Transfer Date taken into account in determining the Parent Non-Qualified Savings Plan Liabilities or (ii) in the aggregate greater than the amount of the Parent Non-Qualified Savings Plan Liabilities as of the Interim Transfer Date. Notwithstanding the forgoing, (x) at the sole discretion of the Parent, the Parent may at any time and from time to time prepay all or any portion of the aggregate amount that it would otherwise be required to pay SpinCo in respect of the Transferred Employees under this Section 7.3(c) in respect of the Parent Non-Qualified Savings Plan Liabilities, and unless Parent agrees to another offset schedule, any such prepaid amount shall be applied to offset any amounts that Parent would otherwise be required to pay hereunder as of the next semi-annual statement and each subsequent statement until fully applied to such future payments and (y) any amounts paid under the SpinCo Non-Qualified Savings Plan which SpinCo fails to include in a statement of payments that is delivered to Parent within fourteen months of the actual payment date shall no longer be subject to reimbursement by Parent under this Section 7.3(c) and shall remain the sole responsibility of SpinCo. Any payment made by Parent pursuant this Section 7.3(c) shall be made for the account of SpinCo or its Subsidiary and not for the benefit of any Transferred Employee who is a Participant in the SpinCo Non-Qualified Savings Plan, each of whom shall remain an unsecured creditor of SpinCo or its applicable Subsidiary in respect of his or her SpinCo Non-Qualified Savings Plan benefit.

(d) Reimbursement Determined on an After-Tax Basis. The amount payable by Parent pursuant to Section 7.3(c) with respect to each statement provided by SpinCo shall equal (i) the amount of the distributions made to Transferred Employees under the SpinCo Non-Qualified Savings Plan listed on the applicable statement (reduced as a result of any applicable limitations described in Section 7.3(c)), less (ii) the amount of the reduction in U.S. federal and state income Taxes payable by SpinCo as a result of the payment of such distributions. For purposes of this Section 7.3(d), the amount of the reduction in U.S. federal and state income Taxes payable by SpinCo as a result of such distributions shall be deemed to equal (x) the amount of such distributions under the SpinCo Non-Qualified Savings Plan reflected on such statement, multiplied by (y) the highest marginal U.S. federal income Tax rate applicable to U.S. corporations on the date such distributions were paid plus the applicable weighted average state income Tax rate on the date such distributions were paid.

Section 7.4. Continuation of Elections and Application to SpinCo Dependents.

SpinCo has caused and shall continue to cause the SpinCo Qualified Savings Plans and the SpinCo Non-Qualified Savings Plan to recognize and maintain all elections in effect as of immediately prior to the Interim Transfer Date, including, but not limited to, beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding Parent Qualified Savings Plan and Parent Non-Qualified Savings Plan, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable law. To the extent applicable, the provisions of this Article VII shall also apply to SpinCo Dependents. Parent shall cooperate with SpinCo to provide any reasonably requested information regarding such administrative matters.

ARTICLE VIII.

EQUITY BASED INCENTIVE AWARDS

Section 8.1. Treatment of Outstanding PSP Awards by Parent.

The target number of shares of Parent stock subject to each outstanding performance share plan award held by a Transferred Employee at the Effective Time shall be multiplied by the percentage determined by the quotient of (i) the number of months in the performance period applicable to such award that has been completed on the day immediately prior to the Effective Time divided by (ii) the number of months in the entire performance period, as determined by Parent in accordance with the Parent stock incentive plan. Each such outstanding performance share award shall remain outstanding as to such adjusted target number of shares of Parent common stock (the “Pro-Rated Parent Award”), and eligible to vest and be paid based upon the achievement of the applicable performance criteria (including in respect of any dividend equivalents granted in connection with such award), at the same time and subject to the same terms and conditions as though the Transferred Employee had remained employed by Parent through the date the performance share awards, in respect of such performance period, are payable to employees of Parent. The target number of shares of Parent stock subject to each outstanding performance share plan award held by a Transferred Employee at the Effective Time in excess of the target number of shares subject to the Pro-Rated Parent Award shall be cancelled and forfeited as of the Effective Time (the “Cancelled Parent PSP Shares”).

Section 8.2. Treatment of Outstanding Parent Restricted Share Unit and Restricted Stock Awards.

Each outstanding award of restricted shares of Parent common stock and each award that constitutes a promise to deliver shares of Parent common Stock held by a Transferred Employee at the Effective Time (other than performance share plan awards which shall be treated as set forth in Section 8.1) shall be cancelled and forfeited as of the Effective Time (the “Cancelled Parent Restricted Shares”).

Section 8.3. Replacement Awards for Cancelled Shares.

Unless otherwise agreed between Parent and a Transferred Employee prior to the date on which the Effective Time falls, effective as of the Effective Time, SpinCo shall grant each Transferred Employee who forfeits Cancelled Parent PSP Shares or Cancelled Parent Restricted Shares one or more replacement awards in respect of such cancelled shares having the terms and conditions set forth in this Section 8.3. With respect to Cancelled Parent Restricted Shares, SpinCo shall grant a replacement award in respect of the number of shares of SpinCo common stock determined in accordance with Section 8.4 that shall have terms and conditions substantially identical to those applicable to the Cancelled Parent Restricted Shares, except that SpinCo shall replace Parent for all purposes of such award and continuing service with SpinCo and its affiliates shall determine the right of the Transferred Employee to vest in (or receive a payment in respect of) the shares of SpinCo common stock subject to such award. With respect to Cancelled Parent PSP Shares, SpinCo shall grant a replacement award for the number of shares of SpinCo common stock as determined in accordance with Section 8.4 that shall be eligible to vest and become payable in three equal installments on each of the three payment dates applicable to the Cancelled PSP Shares to which such replacement award relates, based solely upon the continued performance of services with SpinCo and its affiliates through the applicable vesting date, and have other terms and conditions substantially equivalent to the terms and conditions applicable under the corresponding Parent performance share plan award.

Section 8.4. Establishing the Number of Shares Subject to SpinCo Awards.

The number of shares of SpinCo common stock to be subject to any replacement award granted in accordance with Section 8.3 shall be equal to the quotient of (i) the product of (A) the Parent Cancelled Share Value multiplied by (B) the number of cancelled shares of Parent common stock which the applicable SpinCo award is replacing, divided by (ii) the SpinCo Replacement Share Value.

ARTICLE IX.

SHORT TERM INCENTIVES AND SALES COMMISSION PROGRAMS

Section 9.1. Management Incentive Plan.

Except with respect to any Transferred Employee who during 2021 held a title with Parent of at least Senior Vice President and in all cases as set forth under the terms and conditions of the Management Incentive Plan, Parent shall pay to each Transferred Employee participating in the Management Incentive Plan immediately prior to the Effective Time a cash bonus amount, not later than 30 days following the Effective Time, equal to such Transferred Employee’s target annual incentive opportunity under such plan for 2021, multiplied by a fraction (the “Pro-Rated Fraction”), the numerator of which is the number of calendar months in 2021 in which such Transferred Employee worked 15 days or more, determined through and including the day immediately prior to the Effective Time, and the denominator of which is 12. With respect to any Transferred Employee who during 2021 held a title with Parent of at least Senior Vice President and in all cases as set forth under the terms and conditions of the Management Incentive Plan, Parent shall pay to each such Transferred Employee, at the same time that bonuses are paid generally to other officers of Parent, an amount in respect of his or her participation in the Management Incentive Plan for 2021 equal to the product of (i) the amount that such Transferred Employee would have been eligible to receive under the terms and conditions of such Management Incentive Plan had he or she remained employed by Parent through the date of payment and (ii) the Pro-Rated Fraction.

Section 9.2. Hourly Incentive Plans and Sales Commission Programs.

Parent or a Transferred Entity shall pay any amounts that are earned under each Hourly Incentive Plan and each Sales Commission Program to Transferred Employees prior to the Effective Time. The SpinCo Group shall be responsible for all Liabilities to Transferred Employees under each Hourly Incentive Plan and each Sales Commission Program for amounts that are earned in accordance with the terms of such plans and programs on or after the Effective Time.

Section 9.3. SpinCo Obligations In Respect of Incentive Plans.

The SpinCo Group shall maintain in effect the Hourly Incentive Plans and each Sales Commission Program until the first anniversary of the Effective Time; provided, however, SpinCo shall have the right to amend each such Hourly Incentive Plan and Sales Commission Program as necessary to reflect the changes resulting from the transactions contemplated by the Separation Agreement, including, without limitation, changes to the performance metrics under such plans and programs to use SpinCo performance metrics.

ARTICLE X.

ASSUMPTION OF LIABILITIES

Section 10.1. Assumption of Liabilities.

(a) By SpinCo. Except as otherwise expressly provided for in this Agreement, not later than the Effective Time, SpinCo shall or shall cause a member of the SpinCo Group (including the Transferred Entities) or a SpinCo Plan to assume, perform, and discharge all of the following, regardless of when or where such Liabilities arose or arise or are incurred:

(i) all Liabilities to or relating to Transferred Employees and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from employment on or prior to the Effective Time, including, but not limited to, all Liabilities governed by the Applicable CBA, but excluding all Liabilities retained by Parent as provided in this Agreement including, but not limited to, the Liabilities retained by Parent pursuant to Section 10.1(c) below; and

(ii) all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by SpinCo or a member of the SpinCo Group pursuant to this Agreement or the Applicable CBA.

(b) By Parent. Parent shall or shall cause the applicable Parent Plan or Parent Group member to retain and discharge all of the following:

(i) all Liabilities to or relating to Retained Employees and Former Business Employees, and any individuals who are not Business Employees (and the foregoing’s dependents and beneficiaries), to the extent relating to, arising out of or resulting from former, present, or future employment with the Parent Group, including, but not limited to, all Liabilities governed by the collective bargaining agreements that cover Retained Employees, Former Business Employees, and any individuals who are not Business Employees (and the foregoing’s dependents and beneficiaries);

(ii) all Liabilities with respect to Pro-Rated Parent Awards;

(iii) all Liabilities expressly assumed or retained under Sections 3.1(b), 6.1(a) and 6.4;

(iv) all Liabilities under the Management Incentive Plan, the Hourly Incentive Plans and the Sales Commission Programs for amounts that become due and payable under the terms of such programs prior to the Effective Time, as provided in Article IX; and

(v) all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by the Parent Group or a Parent Plan pursuant to this Agreement or the collective bargaining agreements that cover Retained Employees, Former Business Employees, and any individuals who are not Business Employees (and the foregoing’s dependents and beneficiaries).

(c) Allocation of Liabilities among Parent and SpinCo with respect to grievances and demands for arbitration pending as of the Effective Time shall be as set forth in Sections 10.1(a) and (b). Parent shall retain liability for such claims relating to Former Business Employees and, except as provided in Section 10.1(c), SpinCo shall assume liability for such claims relating to the Transferred Employees.

(d) For the avoidance of doubt, allocation of Liabilities for Taxes that (i) are imposed on Parent or a Parent Plan that, in either case, arise from or relate to a Parent Plan or (ii) are imposed on SpinCo or a SpinCo Plan that, in either case, arise from or relate to a SpinCo Plan shall be as set forth in the Tax Matters Agreement, other than, in the case of each of clauses (i) and (ii), Taxes described in Section 2.6.

(e) In the event that any Third Party Claim is asserted in respect of which an Indemnifying Party could have liability to any Person hereunder, such Third Party Claim shall be addressed following the procedures set forth in Section [4.5] of the Separation Agreement.

Section 10.2. Reimbursement.

(a) By SpinCo. From time to time after the Effective Time, SpinCo shall promptly reimburse Parent, but in no event more than thirty (30) days after delivery by Parent of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Parent or a Parent Plan elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of SpinCo or any SpinCo Subsidiary; provided, however, that if payment in respect of any such Liability is made by a Parent Plan, SpinCo or the appropriate SpinCo Plan shall reimburse the Parent Plan directly. To the extent that any SpinCo Subsidiary is responsible for any of the SpinCo Employee Liabilities, each member of the SpinCo Group shall be jointly and severally liable to Parent or Parent Plan, as applicable, for the payment of such Liabilities by such SpinCo Subsidiary.

(b) By Parent. From time to time after the Effective Time, Parent shall promptly reimburse SpinCo, but in no event more than thirty (30) days after delivery by SpinCo of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that SpinCo or a SpinCo Plan elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Parent; provided, however, that if payment in respect of any such Liability is made by a SpinCo Plan, Parent or the appropriate Parent Plan shall reimburse such SpinCo Plan directly.

(c) Any reimbursement made by either Party pursuant to this Section 10.2 shall be treated by the Parties as a reimbursement to the other Party for having acted as the reimbursing Party’s agent for purposes of paying the corresponding expenses.

Section 10.3. Indemnification.

(a) SpinCo agrees that from and after the Effective Time it shall indemnify, defend and hold harmless Parent, each of its Subsidiaries, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Parent Indemnified Parties”) from, against and in respect of any claims, damages, losses, charges, Liabilities, actions, suits, proceedings, judgments, settlements, assessments, interest, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) actually incurred or suffered by any of the Parent Indemnified Parties arising out of or resulting from, (i) the failure of any member of the SpinCo Group to pay, perform, discharge or satisfy any Liabilities assumed in Section 10.1(a) of this Agreement (other than any Liabilities which arise due to the failure of Parent to satisfy its obligations under Article VIII hereof or to satisfy any Liability assumed in Section 10.1(b) and (c) hereof), and (ii) any other breach of the duties or obligations of any member of the SpinCo Group, as set forth in this Agreement. SpinCo shall take commercially reasonable efforts to procure insurance against any Indemnifiable Losses arising from the obligations set forth in this Agreement.

(b) Parent hereby agrees that from and after the Effective Time it shall indemnify, defend and hold harmless SpinCo, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Business Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “SpinCo Indemnified Parties” and, collectively with the Parent Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses actually incurred or suffered by, any of the SpinCo Indemnified Parties arising out of or resulting from (i) the failure to pay, perform, discharge or satisfy any Parent Liabilities (other than Parent Liabilities which arise due to the failure of any member of the SpinCo Group or any SpinCo Plans to satisfy any liabilities assumed by SpinCo in Section 10.1(a) hereof) and (ii) any other breach of the duties and obligations set forth in this Agreement.

Section 10.4. Procedures for Indemnification for Third-Party Claims.

Except as specifically set forth in this Agreement, in the event that Parent or any other Parent Indemnified Party shall seek indemnification in respect of any SpinCo Employee Liabilities, or SpinCo or any SpinCo Indemnified Party shall seek indemnification in respect of any Parent Liabilities, such person shall comply with and follow the procedures regarding indemnification set forth in Article [IV] of the Separation Agreement, which shall apply to claims for indemnification hereunder in the same manner as though such claims were eligible for indemnification under the Separation Agreement, but assuming that such claims were not subject to any limitation on the ability to claim indemnification under such Separation Agreement.

Section 10.5. Reductions for Insurance Proceeds and Other Amounts.

The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article X shall be reduced (retroactively or prospectively) in the same manner as provided in Section [4.3] of the Separation Agreement as though such claims were eligible for indemnification under the Separation Agreement, but assuming that such claims were not subject to any limitation on the ability to claim indemnification under such Separation Agreement.

Section 10.6. Contribution.

(a) If the indemnification provided for in this Article X is unavailable to, or insufficient to hold harmless, any Indemnified Party in respect of any Losses for which indemnification is provided for herein, then the relevant Indemnifying Party shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and such Indemnified Party in connection with the circumstances which resulted in such Losses as well as any other relevant equitable considerations.

(b) The relative fault of Parent and SpinCo shall be determined by reference to, among other things, the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the applicable act, failure to act, statement or omission that is the basis for the Liability (the “Liability Event”), and whether the Liability Event occurred because of one Party’s reasonable reliance on the other.

(c) Parent and SpinCo agree that it would not be just and equitable if contribution pursuant to this Section 10.6 were determined by any method of allocation which does not take account of the equitable considerations referred to in Section 10.6(b). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnitee shall be deemed to include any legal or other expenses reasonably incurred by such Indemnitee in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Section 10.7. Consequential Damages.

Notwithstanding anything to the contrary contained in this Agreement or the Separation Agreement, no Person shall be liable under this Article X for any consequential, punitive, special or exemplary damages, regardless of the form of action, whether in contract, tort, strict liability or otherwise, and whether or not such damages were foreseen or unforeseen, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

ARTICLE XI.

GENERAL AND ADMINISTRATIVE

Section 11.1. Cooperation.

(a) General. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including without limitation, adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities regarding a benefit plan.

(b) Cooperation in Benefits, Plan, and Other Employee Transition. Parent shall administer the Parent Plans with respect to Business Employees in the ordinary course of business between the date of the Separation Agreement and the Interim Transfer Date or the Effective Time, as applicable. Without limitation, the Parties’ cooperation under this Agreement shall include Parent (and its employees and agents) acting to provide SpinCo (and its employees and agents) with all information that is reasonably requested by SpinCo in connection with meeting, and reasonably necessary for SpinCo to comply with, its obligations under this Agreement, including but not limited to, in connection with providing compensation, benefits, hours and terms and conditions of employment of Represented Employees that are governed by the Applicable CBA, establishing and administering SpinCo’s ongoing benefit plans for Business Employees, and assessing appropriate insurances for the period on and after the Effective Time. The information to be provided to SpinCo (and its employees and agents) shall include, without limitation, names of employees anticipated to be assigned to SpinCo and their respective work status, demographics and data; plan records;

underwriting and risk assessment information; records relating to workers’ compensation claims; records related to collective bargaining and the processing of grievances (including, but not limited to all transcripts of negotiations, written proposals and negotiation binders); access to any information related to prior events and past practice that become relevant in future arbitrations; and periodic updates on the foregoing; in each case, so long as such information is reasonably necessary for SpinCo to comply with its obligations under this Agreement. Such information may be requested by SpinCo at any time following the date of the Separation Agreement and extending following the Effective Time as long as SpinCo reasonably has a need for such information, and shall be provided by Parent or a Parent agent as soon as reasonably practicable without incurring undue expense (with any increased third party cost being borne by SpinCo) and in a de-identified format to the extent necessary to comply with privacy provisions of federal or applicable state law.

(c) Communications. SpinCo shall not make any written communications (including websites or other passive communication channels) that are directed to the directors, officers or employees of Parent or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Separation Agreement without Parent’s written consent; provided that SpinCo may communicate with Union representatives (including any Union representatives who are also employees of Parent Group) in relation to SpinCo’s duties under the Applicable CBA and SpinCo may provide transition information regarding SpinCo’s benefits (including any benefit identification cards). Notwithstanding the restriction in the preceding sentence, SpinCo may provide notices to Business Employees relating to the requirements of Sections 404(c) of ERISA or other legally required notices (after giving Parent a reasonable opportunity for review and reasonably considering Parent’s comments on these notices), and the Parties shall cooperate in the notices’ timely distribution in advance of the Effective Time (in accordance with the timing requirements of laws regarding such notices, in order to permit plan changes, whether before or after the Effective Time). The Parties shall each designate a single point of contact to facilitate prompt approvals of communications.

(d) Cooperation in Labor and Employment Disputes. Parent shall promptly notify SpinCo of any organizing activities or of any representation petition submitted to the NLRB and of any work stoppages, with respect to any Business Employees. For the avoidance of doubt, Parent shall retain sole decision-making authority with respect to all employment matters prior to the Effective Date.

Section 11.2. Consent of Third Parties.

If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or commercially unreasonable expense or liability or the waiver of any right.

Section 11.3. Survival.

This Agreement shall survive the Effective Time.

Section 11.4. Interpretation.

In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the Exhibits, Schedules and Annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in (x) Memphis, Tennessee or (y) New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) unless otherwise specified, all dollar amounts, including the symbol “$”, refer to the lawful currency of the United States of America; and (k) all references to “the date hereof” or “the date of this Agreement” and words of similar import shall all be references to [•], 2021.

Section 11.5. No Third Party Beneficiary.

(a) Nothing in this Agreement shall confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, agreement or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, agreement or arrangement for his, her or its rights thereunder. The purpose of this Agreement is to specify the respective potential responsibilities and obligations of Parent and SpinCo (and their respective affiliates) as between each other, but it does not affect, impair, enhance, modify, construe or interpret the rights of any Parent Employee, Retained Employee, Former Business Employee or Business Employee under or in respect of any such plan, program, agreement or arrangement.

(b) Nothing in this Agreement shall create any right of a Person to object or to refuse to assent to the assumption of or succession to, by any member of the SpinCo Group or the SpinCo Group, any benefit plan, collective bargaining agreement or other agreement relating to conditions of employment, termination of employment, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c) Nothing in this Agreement shall amend or shall be construed to amend, or interpret the terms of, any plan, program, agreement or arrangement described in or contemplated by this Agreement.

Section 11.6. Notices.

Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier services (costs prepaid); (b) by email with receipt confirmed; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail address and marked to the attention of the person designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Parties):

(a) If to Parent, to:

International Paper Company 6400 Poplar Avenue Memphis, Tennessee 38197 Attention: [•] E-mail: [•] With copies to:
Debevoise & Plimpton LLP 919 Third Avenue
New York, NY 10022
Attention:	William Regner
Emily Huang
Franklin Mitchell
E-Mail:	wdregner@debevoise.com
efhuang@debevoise.com
flmitchell@debevoise.com

(b) If to SpinCo, to:

[•] [•] [•] [•] [•]

Section 11.7. Governing Law.

This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 11.8. Disputes.

Except as expressly provided in Section 2.5(c), Section 5.2(c), Section 5.3(b) and Section 7.3(b), any disputes arising under this Agreement shall be resolved applying the dispute resolution provisions set forth in [Article VII] of the Separation Agreement.

Section 11.9. Specific Performance.

The Parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Parties accordingly agree that, in addition to any other rights or remedies it may have at law or in equity, the other Party shall be entitled to (x) enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and (y) seek injunctive relief against any breach or threatened breach of this Agreement. Neither Party will contest an action by the other Party for injunctive relief or an order of specific performance on the basis that there is an adequate remedy at law, or that an award of specific performance is not an appropriate remedy for any reason, at law or in equity. The Parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with a Party seeking or obtaining any relief pursuant to this Section 11.9.

Section 11.10. No Assignment; No Amendment; Counterparts.

This Agreement may not be assigned by either Party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Parent and SpinCo. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused its duly authorized officer to execute this Agreement, as of the date first written above.

Date:	INTERNATIONAL PAPER COMPANY By: Its:

Date:	SYLVAMO CORPORATION By: Its: